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                    FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ]  Check if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instructions 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

         Litus          Julius, Jr.
         (Last)          (First)       (Middle)

        12 Erin Court
         (Street)

        Bridgewater          NJ         08807
         (City)            (State)      (Zip)

2.  Issuer Name and Ticker or Trading Symbol

          Dataram Corporation  (DRAM-NASDAQ)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

          Not furnished

4.  Statement for Month/Year

           June 2000

5.  If Amendment, Date of Original (Month/Year)

                  N/A

6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [ ] Director                    [ ] 10% Owner

     [X] Officer (give title below)  [ ] Other (Specify below)

        Vice President, Business Development
       ____________________________________________

7.  Individual or Joint/Group Filing
    (Check applicable line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
4(b)(v)


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     Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned



                                                                    5. Amount
                                     3. Trans-  4. Securities       of Securi-
                                     action     Acquired (A) or     ties Bene-  6. Owner-
                                     Code       Disposed of (D)     ficially    ship Form:  7. Nature of
                                     (Instr. 8) (Instr. 3, 4 & 5)   Owned at    Direct(D)   Indirect
                      2. Trans-     _________  ___________________  End of      or Indirect Beneficial
1. Title of           Transaction                    (A) or         Month       (I)         Ownership
Security                 Date        Code  V   Amount  (D)   Price  (Inst. 3&4) (Instr. 4)  (Instr. 4)
(Instr. 3)            (Mo./Day/Yr.)
_________________     ___________    ____ ___  ______ _____  _____  ________   ___________  _________



Common Stock           06/20/00      M         15,000   A     4.88
$1.00 Par Value        06/20/00      S          8,900   D    24.50
                       06/20/00      S          5,600   D    24.56
                       06/20/00      S            500   D    24.75      0




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.





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              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)
                                                                                               9.
                                                                                               Number
                                               5. Number                7. Title               of
                                               of Deriv-   6. Date      and Amount             Deriv-  10. Own-
                                               ative Sec-  Exercisable  of Under-              ative   ership
                                               urities     & Expiration lying Sec-             Secur-  Form of    11.
                                               Acquired    Date         urities (In-           ities   Deriva-    Nature
                                    4. Trans-  (A) or      (Mo./Day/Yr.)str. 3 & 4)   8.       Benefi- tive Sec-  of In-
              2. Conver-            action     Disposed   _____________ _____________ Price    cially  urity:     direct
              sion or    3. Trans-  Code       of (D)                          Amount of       Owned   Direct(D)  Bene-
1. Title of   Exercise   action     (Instr. 8) (Instr. 3,                      or     Deriv-   at End  or In-     ficial
Derivative    Price of   Date)                 4 and 5)   Date    Expir-       Number ative    of      direct(I)  Owner-
Security      Derivative (Month/    ____________________  Exer-   ation        of     Security Month   (Instr. )  ship
(Instr. 3)    Security   Day/Yr.)   Code  V    (A)   (D)  cisable Date  Title  Shares (Instr.  (Instr.  4)       (Instr.
                                                                                       5)        4)               4)
____________  _________  ________   ____  _  ____ ______  ______ _______ _____  ______ _______ _______ _________ _______

Options       4.88       06/20/00     M           15,000  (1)    05/03/09 Common 15,000  (1)   60,000*   D



Explanation of Responses:

* Reflects a three-for-two split distributed since the date of the last report.

(1) 15,000 shares become exercisable on May 3, 2001 and an additional 15,000 shares become exercisable on each of the next 3 anniversaries.


                           JULIUS LITUS, JR.              July 7, 2000
                          __________________________    _____________________
                           Julius Litus, Jr.
                           **Signature of Reporting       Date
                           Person

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).